ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708

	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20100716222-83
Certificate of Change Pursuant to NRS 78.209		Filing Date and Time 9/23/2010 9:45 AM
Entity Number E0148042008-3

Certificate of Change Pursuant to NRS 78.209

For Nevada Profit Corporations

1.	Name of corporation:
Alcantara Brands Corporation

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
100,000,000 common stock, $0.001 par value, 10,000,000 preferred stock, $0.001 par value

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
100,000,000 common stock, $0.001 par value, 10,000,000 preferred stock, $0.001 par value

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
1 share of common stock for every 50 shares of issued and outstanding shares of common stock

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
Fractional shares, if any, will be rounded up to the next whole share

 7. Effective date of filing: (optional)    October 8, 2010
       (must not be later than 90 days after the certificate is filed)

 8. Signature: (required)

X /S/Robertson James Orr
Signature of Officer